EXHIBIT 10.8

                                THIRD ADDENDUM TO
                              EMPLOYMENT AGREEMENT

      THIS THIRD ADDENDUM TO EMPLOYMENT AGREEMENT (this "Addendum") is entered into as of the 15 day of October, 2001 between and among AMERICA FIRST MORTGAGE ADVISORY CORPORATION, a Maryland corporation with its office at 399 Park Avenue, 36th Floor, New York, New York 10022 (the "Company"), AMERICA FIRST MORTGAGE INVESTMENTS, INC., a Maryland corporation ("MFA"), and STEWART ZIMMERMAN, an individual residing at 3063 Wynsum Avenue, Merrick, New York 11566 (the "Employee").

                              W I T N E S S E T H :

      WHEREAS, the Employee entered into an employment agreement, dated October 23, 1997, with America First Companies LLC, which was assigned to and assumed by the Company, and amended by an Addendum to Employment Agreement dated July 1, 2000 and a Second Addendum to Employment Agreement dated May 23, 2001 (the employment agreement as modified by the two addendums hereinafter referred to as the "Agreement').

      WHEREAS, the Company and the Employee now desire to modify further the terms of the Employee's employment under the Agreement in anticipation of the merger of the Company with and into MFA.

      NOW THEREFORE, the parties hereby covenant and agree as follows:

      1. Effective Date. This Addendum shall become effective upon the later to occur of (i) January 1, 2002, and (ii) the effective date of the merger of the Company into MFA (the "Merger"). Upon the effective date of the Merger, the Agreement as amended by this Addendum and all rights and obligations of the Company thereunder shall be assumed by MFA.

      2. Salary. The Employee's annual base salary shall be Three Hundred Thousand Dollars ($300,000).

      3. Annual Bonus. The Employee's annual bonus shall be that portion of an aggregate bonus base for the Company's three most senior executives of not less than $265,000 as shall be determined by the Company's chief executive officer in his sole discretion.

      4. Equity Raise Bonus. The Employee shall be entitled to an "equity raise bonus" equal to a portion of a bonus pool of .65% of any new net equity raised by the Company, such portion to be determined by the Company's chief executive officer in his sole discretion.

      5. Change in Control Payments. In the event of (a) the termination of Employee's employment by the Company without Cause that occurs both within two months before and in anticipation of a change in control as defined in Attachment I (a "Change in Control"), (b) the resignation of his employment by Employee for any reason within three months following a Change in Control, or
(c) the termination of Employee's employment by the Company other than for Cause or the Employee's resignation of his employment for Good Reason within twelve months following a Change in Control,

      (i) the Company shall pay to Employee in a lump sum, within 30 days following the termination of employment, an amount equal to 300% of the sum of Employee's then current base salary plus Employee's bonus for the immediately preceding year;

      (ii) all of Employee's outstanding stock options shall immediately vest in full and become exercisable for a period of one year from the date of termination but in no event beyond the date on which the option would have expired had the Employee's employment not terminated.

      (iii)Employee shall continue to participate in all health, life insurance, retirement and other benefit programs at the Company's expense to the same extent as though the Employee's employment had not terminated.

      The Employee, in his sole and absolute discretion, may elect to reduce any such payment in order to avoid imposition of the excise tax under Section 4999(a) of the Internal Revenue Code of 1986, as amended.

      6. Non-Compete. Employee will not, without the prior written consent of the Company, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Employee shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any Residential Mortgage REIT for a period of one year following termination of his employment with the Company. During such one year period, the Employee shall not solicit any employees of the Company to work for any Residential Mortgage REIT. The Employee shall keep confidential all materials, files, reports, correspondence, records and other documents ("Company Materials") used, prepared or made available to him in connection with his employment by the Company and which have not otherwise been made available to the public, and upon termination of his employment shall return such Company Materials to the Company. The Employee acknowledges that the Company may seek injunctive relief or other specific enforcement of its rights under this Paragraph 6.

      7. Equity Raise for MFA/MAC. In the event that an equity raise for MFA/MAC is effected subsequent to the date on which the agreement of Merger was executed and prior to the effective date of this Addendum, and as a consequence thereof the Employee is entitled to receive a "Performance Bonus for Executing a Capital Raise for MFA/MAC" pursuant to the Agreement and the schedule entitled "America First Companies, LLC Annual Incentive Bonus Plan for 2001" attached thereto (the "Bonus Schedule") or any amendment to or replacement for such Bonus Schedule, then

      (i) the Company shall be responsible for paying a pro rata portion of the bonus payable to the Employee, of which the numerator is the number of calendar months, partial or complete, ending following the equity raise but prior to the effective date of this Addendum, and the denominator is 12; and

      (ii) MFA shall be responsible for paying the balance of the bonus in quarterly installments, such that the bonus is paid in full by the last business day of the 12th month ending following the equity raise.

      8. Remaining Terms Unchanged. The parties agree that all terms and conditions of the Agreement not specifically amended by the Addendum shall remain in full force and effect.

      IN WITNESS WHEREOF, the Company, MFA and the Employee have executed this Addendum as of the date first above written:

                                     AMERICA FIRST MORTGAGE ADVISORY CORPORATION

                                     By: /Ronald Freydberg/
                                         --------------------------------------

                                     AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                     By: /Ronald Freydberg/
                                         --------------------------------------

                                     /Stewart Zimmerman/
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                                     Stewart Zimmerman